Exhibit 10.1
SEPARATION AGREEMENT
This Separation Agreement (the “Agreement”) is by and between Joseph C. Papa (the “Executive”) and Bausch + Lomb Corporation, a company incorporated under the laws of Canada (the “Company”). The Company and the Executive are sometimes referred to individually herein as a “Party” and collectively as the “Parties.”
WHEREAS, the Executive is currently employed as the Chief Executive Officer (the “CEO”) of the Company and serves as the Chairman of the Board of Directors of the Company (the “Board”) pursuant to the terms of that certain Employment Agreement by and between the Executive and the Company, dated as of April 25, 2016, as amended pursuant to that certain Assignment, Assumption and Amendment Agreement by and among the Executive, Bausch Health Companies, Inc. (“BHC”), and the Company, dated January 3, 2022 (collectively the “Employment Agreement”); and
WHEREAS, the Board intends to conduct a search for a new CEO for the Company and the terms and conditions of this Agreement reflect the Parties agreement regarding the Executive’s continued employment with the Company during the period described herein, supplementing the terms set forth in the Employment Agreement.
NOW, THEREFORE, for the promises and covenants set forth herein and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive and the Company enter into this Agreement on the following terms and conditions:
1.Separation. The Executive shall continue to be employed as the CEO of the Company from the date of this Agreement through the earlier of (i) the date on which a new CEO has commenced employment with the Company, and (ii) such other date that is determined by the Board, unless in either case (x) the CEO is terminated earlier by the Company for Cause (as defined in the Employment Agreement), (y) the CEO resigns earlier for Good Reason under Section 9(e)(2), (3) or (4) of the Employment Agreement, as modified by the terms set forth below in this Section 1, in accordance with the notice and cure provisions set forth in the Employment Agreement (a “Qualifying Good Reason Resignation”), or (z) the CEO’s termination occurs earlier as a result of the CEO’s death (the Executive’s applicable termination date, the “Separation Date”). Effective as of the date of this Agreement, the Executive shall be deemed to automatically resign from the Executive’s position as Chairman of the Board, but shall continue to serve as a member of the Board until the Separation Date. From the date of this Agreement through the Separation Date, the Executive shall continue to perform his duties as the CEO and as a member of the Board and will continue to receive the same compensation and benefits in accordance with the terms of the Employment Agreement. Effective as of the Separation Date, the Executive will resign (and will be deemed to have resigned without any further action by the Executive) from his position as the CEO and as a member of the Board, and from all of the Executive’s positions with the Company and its affiliates (and as a fiduciary of any benefit plan of the Company and its affiliates) other than, to the extent applicable, in respect of any consulting services provided pursuant to the terms of Section 11 below. The Executive shall execute such additional documents as reasonably requested by the Company to evidence the foregoing resignations. For the avoidance of doubt, notwithstanding the terms of the Employment Agreement, the Executive acknowledges and agrees that, in exchange for the consideration provided in this Agreement and for other good and valuable consideration, the Executive shall not be permitted to claim “Good Reason” under the Employment Agreement, the Equity Documents or any other agreement, plan, policy or arrangement by and between the Executive and the Company or any of its affiliates for any of the changes contemplated by the terms of this Agreement (including the changes to the Executive’s duties and responsibilities and resignation as Chairman of the Board) (collectively, the “Permissible Actions”); provided, that, for the avoidance of doubt, the foregoing shall not be considered a waiver of any of the Executive’s rights to raise a claim of Good Reason under Section 9(e)(2), (3) or (4) of the Employment Agreement to the extent arising out of any action that first occurs after the date hereof and is not a Permissible Action. The Executive acknowledges and agrees this Agreement satisfies the Company’s thirty (30)-day Notice of Termination requirement set forth in Section 7(d) of the Employment Agreement.
2.Severance Benefits; Treatment of Equity Awards.
(a)Severance Benefits. Provided that (i) the Executive is not terminated by the Company for Cause and does not resign for any reason prior to the Separation Date (other than a Qualifying Good Reason Resignation), (ii) the Effective Date and Second Release Effective Date (each as defined in Sections 15 and 16 below, respectively) occurs and (iii) the Executive complies with the terms of this Agreement, the Employment Agreement and the Continuing Obligations (each of (i), (ii) and (iii), collectively, the “Severance Conditions”), following the Separation Date, the Executive (or the Executive’s estate, if applicable) will receive the following severance payments and benefits pursuant to the terms of Section 9(c) of the Employment Agreement (the “Severance Benefits”), payable in accordance with the terms and conditions set forth in the Employment Agreement:
(i) Any Accrued Compensation (as defined in the Employment Agreement);
(ii) Earned but unpaid bonus in respect of any fiscal year preceding the termination date;
(iii) Annual bonus in respect of the fiscal year in which the Separation Date occurs in an amount equal to the product of (A) the annual bonus that the Executive would have been entitled to receive based on actual achievement against the stated performance objectives through the Separation Date and (B) a fraction (x) the numerator of which is the number of days in such fiscal year through the Separation Date and (y) the denominator of which is 365;
(iv) As severance pay, in lieu of any further compensation for the periods subsequent to the Separation Date, a lump sum cash payment equal to two times the sum of the Executive’s Base Salary and Target Bonus, in each case, as in effect immediately prior to the Separation Date and without regard to any reduction thereto which constitutes Good Reason, provided, that such payment will be made within thirty (30) days following termination; and
(v) Continued coverage through the two (2)-year anniversary of the Separation Date under any health, medical, dental or vision program or policy in which the Executive (and his dependents, as applicable) participated in as of the time of his Separation Date on terms no less favorable to the Executive and his dependents than those applicable to actively employed senior executives of the Company; provided, however, that the Executive shall be solely responsible for any taxes incurred in respect of such coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 2(a)(v) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and

Education Reconciliation Act of 2010, as amended (to the extent applicable); provided, further, that the Company or the Executive may elect to provide or receive, as applicable, a lump-sum cash payment equal to the value of the continuation coverage provided herein in lieu of such continuation coverage.
(b)Treatment of Equity Awards. The Executive currently holds outstanding stock options (“Options”), restricted stock units (“RSUs”) and performance stock units (“PSUs”) (collectively, the “Equity Awards”) that were previously granted pursuant to the BHC 2014 Omnibus Incentive Plan (as may be amended from time to time), the Company’s 2022 Omnibus Incentive Plan (as may be amended from time to time) and the applicable award agreements in respect of the Equity Awards issued thereunder (collectively, the “Equity Documents”). For the avoidance of doubt, the outstanding Equity Awards will remain eligible to continue to vest in accordance with their terms through the Separation Date. Upon the Separation Date, provided that the Executive satisfies all of the Severance Conditions, the outstanding Equity Awards will receive the retirement termination treatment or, for the B+L Separation Program PSUs identified on Exhibit A, the termination without cause treatment, in each case, in accordance with the terms of the applicable Equity Documents and settled in accordance with the terms thereunder. Notwithstanding the foregoing and the terms of the applicable Equity Documents, the Bausch + Lomb Founder Grants issued in the form of RSUs to the Executive on May 5, 2022 (the “Founder RSUs”) and the Bausch + Lomb Founder Grants issued in the form of Options to the Executive on May 5, 2022 (the “Founder Options”, together with the Founder RSUs, collectively, the “Founder Grants”) will be subject to the following treatment: (A) the Founder RSUs will become vested upon the later of the Separation Date and, if applicable, the Consulting Separation Date (as defined in Section 11 below), but the shares received upon settlement will be fully restricted shares and will be nontransferrable until the earliest to occur of (i) the Distribution Date, (ii) the date of a Change in Control, (iii) the date the Board determines that the Company will no longer pursue the Distribution (each as defined in that certain Master Separation Agreement by and between the Company and BHC, dated March 30, 2022), and (iv) the two (2)-year anniversary of the later of the Separation Date and, if applicable, the Consulting Separation Date (such applicable date determined pursuant to clauses (i)-(iv), the “Unrestricted Date”); and (B) the Founder Options will vest and become exercisable upon the Unrestricted Date and remain exercisable until the two (2)-year anniversary of the Unrestricted Date (or, if earlier, the applicable Founder Options’ expiration date); provided, that, in each case, notwithstanding the foregoing, the number of Founder RSUs that will vest and Founder Options that will remain eligible to vest (if any) in accordance with the foregoing will be multiplied by a fraction, (x) the numerator of which is the number of days from May 5, 2022 through the later of the Separation Date and, if applicable, the Consulting Separation Date, and (y) the denominator of which is 1,095. The Parties hereby agree that Exhibit A attached hereto sets forth an illustrative example of the total number of Equity Awards that would be vested and forfeited upon the Separation Date, except in respect of the Founder RSUs, which would vest upon the later of the Separation Date and, if applicable, the Consulting Separation Date, with the shares received upon settlement remaining fully restricted and non-transferrable until the Unrestricted Date, and in respect of the Founder Options, remain eligible to vest upon the Unrestricted Date, in each case, in accordance with the foregoing terms, based on certain assumptions specified therein, including the assumption that the Executive satisfies all of the Severance Conditions.
(c)No Other Compensation. The Executive acknowledges and agrees that the consideration provided in this Section 2 is in full discharge of any and all liabilities and obligations of the Company and its affiliates to the Executive, monetarily or with respect to the Executive’s employment or service, compensation, bonus, equity or equity-based compensation, employee benefits, payment for any accrued vacation, severance payments or other payments or benefits of any kind, or otherwise, including, without limitation, any and all obligations arising under the Employment Agreement, any alleged written or oral employment agreement, policy, plan or procedure of the Company and its affiliates and/or any alleged understanding or arrangement between the Executive and the Company.
3.    Release. In exchange for the consideration provided to the Executive pursuant to this Agreement and for other good and valuable consideration, the Executive, for himself, his successors and assigns, executors and administrators, now and forever hereby releases and discharges the Company, together with all of its past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, shareholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which the Executive or the Executive’s executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever; arising from the beginning of time up to the date of the Effective Date and the Release Effective Date, as applicable (collectively, the “Claims”), including those (i) relating in any way to the Executive’s employment relationship with the Company or any of the Releasees, or the termination of the Executive’s employment relationship with the Company or any of the Releasees; (ii) arising under or relating to the Employment Agreement; (iii) arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and/or the New Jersey Law against Discrimination, each as amended; (iv) relating to wrongful employment termination or breach of contract; or (v) arising under or relating to any policy, agreement, plan, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and the Executive; provided, however, that notwithstanding the foregoing, nothing contained in this Section 3 shall in any way diminish or impair: (a) any rights the Executive may have, from and after the date this Agreement is executed or re-executed, as applicable, under Section 9(c) of the Employment Agreement with respect to a termination by the Company without Cause (as defined therein), (b) any rights to indemnification that may exist from time to time under the Company’s certificate of incorporation or articles, or pursuant to the Employment Agreement; (c) any rights the Executive may have to vested benefits under employee benefit plans or incentive compensation plans of the Company; or (d) any rights or claims the Executive may have that cannot be waived under applicable law (collectively, the “Excluded Claims”). Upon re-execution of this Agreement, the Executive further acknowledges and agrees that, except with respect to Excluded Claims, the Company and the Releasees have fully satisfied any and all obligations whatsoever owed to the Executive arising out of the Executive’s employment with the Company or any of the Releasees, and that no further payments or benefits are owed to Executive by the Company or any of the Releasees. The Executive understands and agrees that, except for the Excluded Claims, the Executive has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on the Executive’s behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for backpay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees. Nothing in this Agreement is intended to prohibit or restrict the Executive’s right to file a charge with, or participate in a charge by, the Equal Employment Opportunity Commission (“EEOC”) or other similar governmental agency or cooperating with any such agency; provided, however, that, to the extent permitted by applicable law, the Executive hereby waives the right to recover any monetary damages or other relief against any Releasees as a result of such EEOC or other governmental agency proceeding or subsequent legal actions excepting any benefit or remedy to which the Executive is or becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
4.    No Further Claims; Acknowledgement. The Executive hereby agrees not to bring or cause to be brought any Claims and the Executive represents and agrees that the Executive has not, directly or indirectly, instituted, prosecuted, filed or processed any litigation, Claims or proceedings against the Company or any of the Releasees, nor has the Executive encouraged or assisted anyone to institute, prosecute, file or process any litigation, Claims or proceedings against the Company or any of the Releasees. The Executive represents that the Executive has not made assignment or transfer of any right or Claim covered by this Agreement and is not aware of any such right or Claim. The Executive understands that the Executive may later discover claims or facts that may be different than, or in addition to, those which the Executive now knows or believes to exist with regards to the subject matter of this Agreement, and which, if known at the time of executing this Agreement, may have materially affected this Agreement or the Executive’s decision to enter into it. The Executive hereby waives any right or claim that might arise as a result of such different or additional claims or facts. Following the Separation Date or, if applicable, the Consulting Separation Date, the Executive agrees never to seek reemployment or future employment with the Company or any of the other Releasees.

5.Continuing Obligations. The Executive hereby (a) reaffirms Executive’s obligations under (and acknowledges that the Executive will continue to be bound by the terms of) the Employment Agreement (including the restrictive covenants set forth in Sections 11 and 12 thereof), the written policies and code of conduct of the Company and its affiliates (including the Standards of Business Conduct and the Company’s insider trading and recoupment policies) as may be in effect from time to time, and any other restrictive covenant (including, without limitation, any confidentiality, intellectual property, non-competition, non-solicitation, non-disparagement) that the Executive is subject to with the Company or any of its subsidiaries or affiliates (collectively, the “Continuing Obligations”), the terms of each of which are fully incorporated herein by reference, and (b) understands, acknowledges and agrees that such Continuing Obligations shall survive the Separation Date and remain in full force and effect in accordance with all of the terms and conditions thereof.
6.Non-Disparagement. Subject to Section 8 below, the Executive agrees not to make written or oral statements about the Company, any of its subsidiaries or affiliates, or their respective employees, directors, or executive officers that are negative of disparaging. Notwithstanding the foregoing, nothing contained in this Section 6 shall preclude the Executive from making truthful statements that are required by applicable law, regulation or governmental investigation or are pursuant to legal process.
7.Cooperation. The Executive agrees that, during employment and following the Separation Date, upon the Company’s request, the Executive will assist and cooperate with the Company and any of its affiliates in connection with the defense or prosecution of any claim that may be made against or by the Company or any of the Releasees arising out of events occurring during the Executive’s employment, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or any of the Releasees, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative or other body or agency. Such cooperation will take place at mutually convenient times and locations. The Executive will be reimbursed, upon presentation of appropriate supporting documentation or receipts, for the reasonable and necessary out-of-pocket expenses incurred by the Executive to satisfy the Executive’s cooperation obligations set forth under this Section 7, in accordance with the Company’s reimbursement policies in effect from time to time.
8.Whistleblower Protection. Notwithstanding anything to the contrary contained herein, no provision of this Agreement will be interpreted so as to impede the Executive (or any other individual) from (a) making any disclosure of relevant and necessary information or documents in any action, investigation or proceeding relating to this Agreement, or as required by applicable law or legal process, including with respect to possible violations of applicable law, (b) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the U.S. Securities and Exchange Commission (“SEC”), the United States Congress and any agency Inspector General, (c) accepting any SEC awards, or (d) making other disclosures under the whistleblower provisions of applicable federal law or regulation. In addition, nothing in this Agreement or any other agreement or Company policy prohibits or restricts the Executive from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of applicable law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures, and the Executive will not be not required to notify the Company that such reports or disclosures have been made.
9.Trade Secrets. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, the Parties have the right to disclose in confidence trade secrets to federal, state and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of applicable law. The Parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
10.Publicity. The Executive shall not issue, without prior written consent of the Company, any press release or make any public announcement or statement with respect to the terms of this Agreement.
11.Consulting Services. If the Separation Date occurs prior to November 5, 2022, provided that the Executive satisfies all of the Severance Conditions, the Executive shall serve as a non-employee consultant to the Company providing such services as the Company may reasonably request during the period commencing on the Separation Date and continuing until November 5, 2022 (the “Consulting Term” and the November 5, 2022 automatic termination date, the “Consulting Separation Date”). During the Consulting Term, the Executive shall not receive any compensation or benefits other than the pro-rata vesting calculation credit described in Section 2(b) above for the Founder Grants (but for no other Equity Awards). Upon the Consulting Separation Date, the Executive acknowledges that the Executive shall not be entitled to any other compensation, severance benefits or other benefits. During the Consulting Term, (a) the

Executive shall not have an employer-employee relationship, and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship, with Company or any of its affiliates; (b) the Executive’s relationship to the Company shall only be that of an independent contractor; (c) the Executive shall not have any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or any of its affiliates, or to bind them in any manner; and (e) the Executive shall not be entitled to, and shall make no claim to, any rights or fringe benefits afforded to employees of the Company, including, without limitation, health insurance, disability or unemployment insurance, workers’ compensation insurance, pension and retirement benefits, profit-sharing, or rights under any other benefit plan or program applicable to the employees of the Company or or any of its affiliates. For the avoidance of doubt, it is the expectation of the Parties that any consulting services the Executive provides during the Consulting Term, if applicable, will fall below twenty percent of the level of services that the Executive provided prior to the Separation Date.
12.Miscellaneous. Section 10 (Section 409A); Section 15(a) (Successors and Assigns); Section 15(c) (Notice); Section 15(e) (Withholding); Section 15(g) (Modification); Section 15(h) (Arbitration); Section 15(j) (Governing Law); and Section 15(l) (Severability) of the Employment Agreement are fully incorporated herein by reference.
13.Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A of the Code (as defined in the Employment Agreement) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), or for damages for failing to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that constitutes “nonqualified deferred compensation” upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A. Any amounts payable under this Agreement that are contingent on the execution or re-execution, as applicable, and non-revocation of this Agreement and involves a consideration time period that begins in one calendar year and ends in the next calendar year, will be paid as soon as practicable in the second calendar year even if the Executive executed or re-executed, as applicable, this Agreement and such release becomes irrevocable in the first calendar year.
14.Executive Acknowledgements. The Executive acknowledges that the Executive: (a) has carefully read this Agreement in its entirety; (b) has had an opportunity to consider this Agreement for twenty-one (21) days; (c) fully understands the significance of all of the terms and conditions of this Agreement; (d) has been advised to consult with an attorney before executing or re-executing, as applicable, this Agreement and the Executive has done so or, after careful reading and consideration, has chosen not to do so of the Executive’s own volition; and (e) is executing or re-executing, as applicable, this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration to which the Executive would not be entitled in the absence of executing or re-executing, as applicable, and not revoking this Agreement.

15.Initial Consideration and Revocation Period; Effective Date. The Executive understands that the Executive will have twenty-one (21) days from the date of receipt of this Agreement to consider the terms and conditions of this Agreement. The Executive understands that the Executive may execute this Agreement less than twenty-one (21) days from its receipt from the Company, and agrees that such execution will represent the Executive’s knowing waiver of such consideration period. The Executive may accept this Agreement by signing it and returning it to the Company’s General Counsel, within such twenty-one (21) day period. After executing this Agreement, the Executive shall have seven (7) days (the “Revocation Period”) to revoke this Agreement by indicating the Executive’s desire to do so in writing delivered to the Company’s General Counsel by no later than the seventh (7th) day after the date that the Executive signs this Agreement. The effective date of this Agreement shall be the eighth (8th) day after the Executive signs this Agreement (the “Effective Date”). In the event that the Executive does not accept this Agreement as set forth above, or in the event that the Executive revokes this Agreement during the Revocation Period, this Agreement shall be deemed automatically null and void in its entirety.
16.Re-Execution of this Agreement; Second Release Effective Date. The Company’s obligations under Section 2 of this Agreement are strictly contingent upon the Executive’s re-execution and nonrevocation of this Agreement within twenty-one (21) days following the Separation Date. The date of the Executive’s re-execution of this Agreement is referred to herein as the “Re-Execution Date”. By re-executing this Agreement, the Executive advances to the Re-Execution Date the Executive’s general waiver and release of all Claims against the Releasees and the other covenants set forth in this Agreement (including in Section 2(c), Sections 5 through 7, Section 10 and Section 14). The Executive shall have seven (7) calendar days from the Re-Execution Date to revoke his re-execution of this Agreement by indicating the Executive’s desire to do so in writing delivered to the Company’s General Counsel by no later than the seventh (7th) day after the Re-Execution Date. In the event of no revocation by the Executive, the date of the releases (including in Section 3) and covenants set forth in set forth in this Agreement shall be advanced through the Re-Execution Date on the eighth (8th) day after the Re-Execution Date (the “Second Release Effective Date”). In the event of such revocation by the Executive, the date of the releases and covenants set forth in this Agreement shall not be advanced, but shall remain effective up to and including the date upon which Executive originally signs this Agreement and the Company shall not be obligated to provide the consideration in Section 2 of this Agreement. To the extent the Executive’s termination occurs due to the Executive’s death, the Executive’s estate will be required to comply with the terms of this Section 16 in order for the estate to remain eligible to receive the consideration in Section 2 of this Agreement.
17.Entire Agreement; No Admission of Liability; Interpretation. The Executive understands that this Agreement (including Exhibit A attached hereto), the Employment Agreement (as supplemented and modified by the terms of this Agreement) and the Equity Documents (as modified by the terms of this Agreement) constitute the complete understanding between the Company and the Executive, and, except as specifically provided herein, supersede any and all agreements, understandings, and discussions, whether written or oral, between the Executive and any of the Releasees. No other promises or agreements shall be binding unless in writing and signed by both the Company and the Executive. This Agreement is not intended, and shall not be construed, as an admission of liability whatsoever on the part of the Company or any of the Releasees or that the Company any of the Releasees has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against the Executive. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
18.D&O Coverage; Legal Fees. For the avoidance of doubt, the Parties acknowledge that the Executive will remain eligible for any director and officer coverage that the Executive may be entitled in connection the Executive’s employment with the Company prior to the Separation Date. The Company will reimburse the Executive in an amount up to $20,000 for the legal fees incurred by the Executive in connection with the negotiation of this Agreement, provided that the Executive provides the Company with appropriate supporting documentation.
19.Third Party Beneficiaries. The Releasees are intended third-party beneficiaries of this Agreement, and this Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Releasees hereunder. Except and to the extent set forth in the preceding sentence and as otherwise set forth in this Agreement, this Agreement is not intended for the benefit of any person other than the parties hereto, and no such other person or entity shall be deemed to be a third party-beneficiary hereof.
20.Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth below.
BAUSCH + LOMB CORPORATION

By: /s/ Kelly Webber_______ __________

Name: _Kelly Webber _______ __________

Title:    EVP & Chief Human Resources Officer
Dated: July 19, 2022 __ __________________

EXECUTIVE

/s/ Joseph C. Papa_____________
Joseph C. Papa

Dated: July 19, 2022 ____________

RE-EXECUTED

NOT TO BE SIGNED
PRIOR TO THE SEPARATION DATE

______________________________

Dated:_______________________

EXHIBIT A

As noted in the Agreement, the Parties hereby agree that the amounts and assumed treatment reflected in this Exhibit A sets forth the total number of Equity Awards that would be vested and forfeited upon the Separation Date, except for purposes of the Founder RSUs, which would vest upon the later of the Separation Date and, if applicable, the Consulting Separation Date, with the shares received upon settlement remaining fully restricted and nontransferable until the Unrestricted Date, and for purposes of the Founder Options, remain eligible to vest upon the Unrestricted Date, in each case, assuming, for illustrative purposes only, a Separation Date of September 15, 2022 and a Consulting Separation Date (which would occur on November 5, 2022), and that the Executive satisfies all of the Severance Conditions. This Exhibit A remains subject in all respect to the terms and conditions of the Agreement to which this Exhibit A is appended. For the avoidance of doubt, the total number of Equity Awards that will actually become vested and forfeited or remain eligible to vest will be calculated based on the actual Separation Date, and for purposes of the Founder Grants, Consulting Separation Date, as applicable.

Grant Date	Equity Award	Granted (#)	Vested / Unexercised as of 7/13/2022 (#)	Unvested as of 7/13/2022 (#)	Amount to be Accelerated and Vested Upon Separation Date (#)	Amount to Vest and Remain Fully Restricted or to Remain Eligible to Vest Following Separation Date (#)	Amount to be Forfeited Upon Separation Date (#)
2/26/2020	RSUs	81,040	54,026	27,014	27,014	-	0
3/3/2021	RSUs	74,150	24,716	49,434	49,434	-	0
2/26/2020	PSUs	116,697	0	116,697	105,293	-	11,404
3/3/2021	PSUs	119,011	0	119,011	67,664	-	51,347
3/3/201	PSUs	64,511	0	64,511	36,678	-	27,833
3/3/2021	B+L Separation PSUs	131,823	65,911	65,912	65,912	-	0
6/9/2016	Options	682,652	682,652	0	0	-	0
3/7/2018	Options	338,058	338,058	0	0	-	0
2/27/2019	Options	236,183	236,183	0	0	-	0
2/26/2020	Options	341,114	227,409	113,705	113,705	-	0
3/3/2021	Options	196,464	65,488	130,976	130,976	-	0
5/5/2022	B+L Founder RSUs	472,222	0	472,222	0	79,278	392,944
5/5/2022	B+L Founder Options	1,868,131	0	1,868,131	0	313,627	1,554,504

EXHIBIT A (Continued)

As noted in the Agreement, the Parties hereby agree that the amounts and assumed treatment reflected in this Exhibit A sets forth the total number of Equity Awards that would be vested and forfeited upon the Separation Date, except for purposes of the Founder RSUs, which would vest upon the later of the Separation Date and, if applicable, the the Consulting Separation Date, with the shares received upon settlement remaining fully restricted and nontransferable until the Unrestricted Date, and for purposes of the Founder Options, remain eligible to vest upon the Unrestricted Date, in each case, assuming, for illustrative purposes only, a Separation Date of September 15, 2022 and a Consulting Separation Date (which would occur on November 5, 2022), and that the Executive satisfies all of the Severance Conditions. This Exhibit A remains subject in all respect to the terms and conditions of the Agreement to which this Exhibit A is appended. For the avoidance of doubt, the total number of Equity Awards that will actually become vested and forfeited or remain eligible to vest will be calculated based on the actual Separation Date, and for purposes of the Founder Grants, Consulting Separation Date, as applicable.

Grant Date	Equity Award	Assumed Treatment
2/26/2020	RSUs	Full vesting upon termination; settlement in accordance with terms and subject to 409A
3/3/2021	RSUs	Full vesting upon termination; settlement in accordance with terms and subject to 409A
2/26/2020	PSUs	Pro-rated PSUs shown at actual; settlement in accordance with terms and subject to 409A
3/3/2021	PSUs	Pro-rated PSUs shown at actual; settlement in accordance with terms and subject to 409A
3/3/201	PSUs	Pro-rated PSUs shown at actual; settlement in accordance with terms and subject to 409A
3/3/2021	B+L Separation PSUs	If employment terminated by company other than for performance, target award vest upon full separation
6/9/2016	Options	12 months to exercise vested options post-termination
3/7/2018	Options	Full vesting upon termination; 2-years to exercise vested options post-termination
2/27/2019	Options	Full vesting upon termination; 2-years to exercise vested options post-termination
2/26/2020	Options	Full vesting upon termination; 2-years to exercise vested options post-termination
3/3/2021	Options	Full vesting upon termination; 2-years to exercise vested options post-termination
5/5/2022	B+L Founder RSUs	Pro-rata vesting upon later of employment termination date and consulting termination date on 11/5/2022, with the shares received upon settlement remaining fully restricted and nontransferable until the Unrestricted Date
5/5/2022	B+L Founder Options	Pro-rata remains eligible to vest upon Unrestricted Date, 2-years to exercise post-Unrestricted Date